Exhibit 99.3

Risk factors

You should carefully consider the following risks, together with the other information contained in this offering memorandum, before investing in the notes. The risks described below are not the only risks facing the combined company. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect our business operations or the trading prices of the notes following completion of the merger. In such a case, you may lose all or part of your investment in the notes.

Risks related to the combined company’s business following the merger

We will likely face further reductions in access lines, switched access minutes of use, long distance revenues and federal and state subsidy revenues, which could adversely affect us.

The businesses that will make up the combined company have experienced declining access lines, switched access minutes of use, long distance revenues, federal and state subsidies and related revenues because of economic conditions, increasing competition, changing consumer behavior (such as wireless displacement of wireline use, e-mail use, instant messaging and increasing use of VOIP), technology changes and regulatory constraints. For example, Frontier’s access lines declined 6% in 2009 and 7% in 2008. In addition, Frontier’s switched access minutes of use declined 12% in 2009 and 9% in 2008 (after excluding the switched access minutes added through acquisitions in 2007). The Spinco business’s access lines declined 12% in 2009 and 10% in 2008. In addition, the Spinco business’s switched access minutes of use declined 15% in 2009 and 10% in 2008. These factors, among others, are likely to cause our local network service, switched network access, long distance and subsidy revenues to continue to decline, and these factors may cause our cash generated by operations to decrease.

We will face intense competition, which could adversely affect us.

The communications industry is extremely competitive and competition is increasing. The traditional dividing lines between local, long distance, wireless, cable and Internet service providers are becoming increasingly blurred. Through mergers and various service expansion strategies, service providers are striving to provide integrated solutions both within and across geographic markets. Our competitors will include competitive local exchange carriers and other providers of services, such as Internet service providers, wireless companies, VOIP providers and cable companies, that may provide services competitive with the services that we will offer or intend to introduce. Competition will continue to be intense following the merger, and neither Frontier nor Spinco can assure you that we will be able to compete effectively. The merger agreement and the distribution agreement do not contain any restrictions on either party’s ability to compete with the other party following the merger. Frontier also believes that wireless and cable telephony providers have increased their penetration of various services in Frontier’s and Spinco’s markets. Frontier expects that we will continue to lose access lines and that competition with respect to all of our products and services will increase. Following the merger we will compete with Verizon with respect to long distance, wireless voice and data services and other services, including services to business customers of Spinco, which Verizon will continue to offer in the Spinco territory.

Frontier expects competition to intensify as a result of the entrance of new competitors, penetration of existing competitors into new markets, changing consumer behavior and the development of new technologies, products and services that can be used in substitution for our products and services. Neither Spinco nor Frontier can predict which of the many possible future technologies, products or services will be important in order to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on the success and cost of capital expenditure investments in our territories, as well as the cost of marketing efforts and on our ability to anticipate and respond to various competitive factors affecting the industry, including a changing regulatory environment that may affect our business and that of our competitors differently, new services that may be introduced (including wireless broadband offerings), changes in consumer preferences, demographic trends, economic conditions and pricing strategies by competitors. Increasing competition may reduce our revenues and increase our marketing and other costs as well as require us to increase our capital expenditures and thereby decrease our cash flow.

Some of our future competitors will have superior resources, which may place us at a cost and price disadvantage.

Some of the companies that will be our competitors will have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than our own. In addition, some of these future competitors will be able to raise capital at a lower cost than we will be able to. Consequently, some of these competitors may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their products and services than we will be able to. Additionally, the greater brand name recognition of some future competitors may require us to price our services at lower levels in order to retain or obtain customers. Finally, the cost advantages of some of these competitors may give them the ability to reduce their prices for an extended period of time if they so choose.

We may be unable to grow our revenues and cash flows despite the initiatives Frontier has implemented and we intend to continue after the spin-off and merger.

We must produce adequate revenues and cash flows that, when combined with funds available under our new revolving credit facility, will be sufficient to service our debt, fund our capital expenditures, pay our taxes, fund our pension and other employee benefit obligations and pay dividends pursuant to our dividend policy. Frontier has identified some potential areas of opportunity and implemented and will continue to implement several growth initiatives that will affect us after the spin-off and merger, including increasing marketing promotions and related expenditures and launching new products and services with a focus on areas that are growing or demonstrate meaningful demand, such as wireline and wireless HSI, satellite video products and the “Frontier Peace of Mind” suite of products, including computer technical support. Neither Frontier nor Spinco can assure you that Frontier management will choose the best initiatives to pursue, that its approach to these opportunities will be successful, or that these initiatives will improve our financial position or our results of operations.

Weak economic conditions may decrease demand for our services.

We could be sensitive to the ongoing recession if current economic conditions or their effects continue following the merger. Downturns in the economy and competition in our markets could cause some of our customers to reduce or eliminate their purchases of our basic and enhanced services, HSI and video services and make it difficult for us to obtain new customers. In addition, if current economic conditions continue, they could cause our customers to delay or discontinue payment for our services.

Disruption in our networks, infrastructure and information technology may cause us to lose customers and incur additional expenses.

To attract and retain customers, we will need to provide customers with reliable service. Some of the risks to our networks, infrastructure and information technology include physical damage, security breaches, capacity limitations, power surges or outages, software defects and disruptions beyond our control, such as natural disasters and acts of terrorism. From time to time in the ordinary course of business, we experience short disruptions in our service due to factors such as cable damage, inclement weather and service failures of our third-party service providers. We could experience more significant disruptions in the future. We could also face disruptions due to capacity limitations if changes in our customers’ usage patterns for our HSI services result in a significant increase in capacity utilization, such as through increased usage of video or peer-to-peer file sharing applications. Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur additional expenses, and thereby adversely affect our business, revenues and cash flows.

Our business will be sensitive to the creditworthiness of our wholesale customers.

We will have substantial business relationships with other telecommunications carriers for whom we will provide service. While bankruptcies of these carriers have not had a material adverse effect on Frontier or the Spinco business in recent years, future bankruptcies in our industry could result in the loss of significant customers, as well as cause more price competition and uncollectible accounts receivable. Such bankruptcies may be more likely in the future if current economic conditions continue through 2010 or beyond. As a result, our revenues and results of operations could be materially and adversely affected.

A significant portion of our workforce will be represented by labor unions and will therefore be subject to collective bargaining agreements, and if we are unable to enter into new agreements or renew existing agreements before they expire, our workers subject to collective bargaining agreements could engage in strikes or other labor actions that could materially disrupt our ability to provide services to our customers.

As of December 31, 2009, Frontier had approximately 5,400 active employees. Approximately 2,800, or 52%, of these employees were represented by unions and were therefore subject to collective bargaining agreements. Of the union-represented employees as of December 31, 2009, approximately 750, or 27%, were subject to collective bargaining agreements that expire in 2010 and approximately 1,300, or 46%, were subject to collective bargaining agreements that expire in 2011.

As of December 31, 2009, assuming the contribution had taken place as of that date, Spinco would have had approximately 8,900 active employees. Approximately 6,600, or 74%, of these employees were represented by unions and were therefore subject to collective bargaining agreements. Of the union-represented employees as of December 31, 2009, approximately 2,900, or 43%, were subject to collective bargaining agreements that expire in 2010 and approximately 2,700, or 41%, were subject to collective bargaining agreements that expire in 2011.

Neither Spinco nor Frontier can predict the outcome of negotiations of their collective bargaining agreements covering their respective employees who will become employees of the combined company. If we are unable to reach new agreements or renew existing agreements, employees subject to collective bargaining agreements may engage in strikes, work slowdowns or other labor actions, which could materially disrupt our ability to provide services. New labor agreements or the renewal of existing agreements may impose on us significant new costs, which could adversely affect our financial condition and results of operations in the future.

A significant portion of our work force will be eligible for retirement.

As of December 31, 2009, approximately 1,200, or 22%, of Frontier’s approximately 5,400 active employees were retirement eligible and, assuming the contribution had taken place as of that date, approximately 2,300, or 26%, of the Spinco business’s approximately 8,900 active employees were retirement eligible. If a substantial portion of these employees were to retire and could not be replaced (and, if necessary, their replacements could not be trained promptly), our customer service could be negatively impacted, which could have a material impact on our operations and financial results. Also, the Spinco business has recently experienced increased vacancies resulting primarily from employees becoming eligible for, and taking, retirement, and Verizon has been hiring (and, if necessary, training) additional employees for the Spinco business to fill such vacancies. Spinco expects that at the time of the spin-off and the merger, Spinco will have up to 9,400 active employees.

If we are unable to hire or retain key personnel, we may be unable to operate our business successfully.

Our success will depend in part upon the continued services of our management. Neither Spinco nor Frontier can guarantee that their personnel will not leave or compete with the combined company. The loss, incapacity or unavailability for any reason of key members of our management team could have a material impact on our business. In addition, our financial results and our ability to compete will suffer should we become unable to attract, integrate or retain other qualified personnel in the future.

We may complete a future significant strategic transaction that may not achieve intended results or could increase the number of our outstanding shares or amount of outstanding debt or result in a change of control.

We will evaluate and may in the future enter into additional strategic transactions. Any such transaction could happen at any time following the closing of the merger, could be material to our business and could take any number of forms, including, for example, an acquisition, merger or a sale of all or substantially all of our assets.

Evaluating potential transactions and integrating completed ones may divert the attention of our management from ordinary operating matters. The success of these potential transactions will depend, in part, on our ability to realize the anticipated growth opportunities and cost synergies through the successful integration of the businesses we acquire with our existing business. Even if we are successful in integrating the acquired businesses, neither Spinco nor Frontier can assure you that these integrations will result in the realization of the full benefit of any anticipated growth opportunities or cost synergies or that these benefits will be realized within the expected time frames. In addition, acquired businesses may have unanticipated liabilities or contingencies.

If we complete an acquisition, investment or other strategic transaction, we may require additional financing that could result in an increase in the number of our outstanding shares or the aggregate amount of our debt, although there are restrictions on our ability to issue additional shares of stock for these purposes for two years after the merger. See “—Risks related to the spin-off and the merger—We will be unable to take certain actions after the merger because such actions could jeopardize the tax-free status of the spin-off or the merger, and such restrictions could be significant.” The number of shares of our common stock or the aggregate principal amount of our debt that we may issue may be significant. A strategic transaction may result in a change in control of our company or otherwise materially and adversely affect our business.

Risks related to liquidity, financial resources and capitalization

If the lingering impact of the severe contraction in the global financial markets and current economic conditions continue through 2010, this economic scenario may have an impact on our business and financial condition.

The diminished availability of credit and liquidity due to the lingering impact of the severe contraction in the global financial markets and current economic conditions may continue through 2010. This economic scenario may affect the financial health of our customers, vendors and partners, which in turn may negatively affect our revenues, operating expenses and cash flows. In addition, in connection with the transactions, Frontier has entered into a new $750 million revolving credit facility to replace its existing $250 million revolving credit facility upon and subject to the closing of the merger and termination of the existing revolving credit facility. See “Description of other indebtedness—Description of Frontier indebtedness—Frontier credit facilities.” Although Frontier believes, based on currently available information, that the financial institutions with commitments under that new revolving credit facility will be able to fulfill their commitments to us after the spin-off and merger, future adverse economic conditions could prevent them from doing so.

Volatility in asset values related to Frontier’s pension plan and our assumption of Spinco’s pension plan obligations may require us to make cash contributions to fund pension plan liabilities.

As a result of the ongoing payment of benefits and negative investment returns arising from a contraction in the global financial markets, Frontier’s pension plan assets have declined from $822.2 million at December 31, 2007, to $608.6 million at December 31, 2009, a decrease of $213.6 million, or 26%. This decrease consisted of a decline in asset value of $72.8 million, or 9%, and benefits paid of $140.8 million, or 17%. As a result of the continued accrual of pension benefits under the applicable pension plan and the cumulative negative investment returns arising from the contraction of the global financial markets since 2007, Frontier’s pension expenses increased in 2009. While the pension asset values have increased in 2009, Frontier expects to make a cash contribution to its pension plan of $10.0 million in 2010. We will maintain Frontier’s pension plan and will be responsible for contributions to fund the plan’s liabilities, and may be required to continue making these cash contributions in respect of liabilities under Frontier’s pension plan. We will also maintain pension plans that assume the Spinco business’s pension plan liabilities for active employees. The applicable Verizon tax-qualified pension plans will transfer assets to the Spinco pension plans pursuant to applicable law and the terms of the employee matters agreement entered into among Verizon, Spinco and Frontier. The aggregate transfer related to the tax-qualified pension plans for active Spinco union employees will be sufficient for full funding of projected benefit obligations in the aggregate. Following the merger, we will be responsible for making any required contributions to the new pension plans to fund liabilities of the plans, and the ongoing pension expenses of the Spinco business may require us to make cash contributions in respect of the Spinco business’s pension plan liabilities.

Substantial debt and debt service obligations may adversely affect us.

Frontier has a significant amount of indebtedness, which amounted to approximately $4.8 billion at December 31, 2009. Upon the completion of the merger, we will have additional indebtedness in the amount of approximately $3.4 billion. Frontier may also obtain additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under the terms of its existing indebtedness, which would increase its total debt. Despite the substantial additional indebtedness that we will have, we will not be prohibited from incurring even more indebtedness. If we were to incur additional indebtedness, the risks that result from our substantial indebtedness could be magnified.

The potential significant negative consequences on our financial condition and results of operations that could result from our substantial debt include:

•	limitations on our ability to obtain additional debt or equity financing, particularly in light of the current credit environment;

•

instances in which we are unable to meet the financial covenants contained in our debt agreements or to generate cash sufficient to make required debt payments, which would have the potential of accelerating the maturity of some or all of our outstanding indebtedness;

•

the allocation of a substantial portion of our cash flow from operations to service our debt, thus reducing the amount of our cash flow available for other purposes, including operating costs, capital expenditures and dividends that could improve our competitive position, results of operations or stock price;

•	requiring us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

•	compromising our flexibility to plan for, or react to, competitive challenges in our business and the communications industry; and

•

the possibility of our being put at a competitive disadvantage with competitors who do not have as much debt as us, and competitors who may be in a more favorable position to access additional capital resources.

We will require substantial capital to upgrade and enhance our operations.

Verizon’s historical capital expenditures in connection with the Spinco business, excluding expenditures relating to Verizon’s fiber-to-the-home network (“FiOS”), have been significantly lower than Frontier’s level of capital expenditures, when compared on a similar basis. Replacing or upgrading our infrastructure will require significant capital expenditures, including any expected or unexpected expenditures necessary to make replacements or upgrades to the existing infrastructure of the Spinco business. If this capital is not available when needed or required as a result of the regulatory approval process in connection with the transactions, our business will be adversely affected. Responding to increases in competition, offering new services, and improving the capabilities of, or reducing the maintenance costs associated with, our plant may cause our capital expenditures to increase in the future. In addition, our anticipated annual dividend of $0.75 per share will utilize a significant portion of our cash generated by operations and therefore could limit our ability to increase capital expenditures significantly. While Frontier believes that our anticipated cash flows will be adequate to maintain this dividend policy while allowing for appropriate capital spending and other purposes, any material reduction in cash generated by operations and any increases in planned capital expenditures, interest expense or cash taxes would reduce the amount of cash available for further capital expenditures and payment of dividends. Accelerated losses of access lines, the effects of increased competition, lower subsidy and access revenues and the other factors described above may reduce our cash generated by operations and may require us to increase capital expenditures.

Risks related to regulation

Changes in federal or state regulations may reduce the access charge revenues we will receive.

A significant portion of Frontier’s revenues (approximately $246.3 million, or 12%, in 2009) and a significant portion of Verizon’s Separate Telephone Operations’ revenues (approximately $190 million, or 5%, in 2009) are derived from access charges paid by other carriers for services Frontier and the Spinco business provide in originating and terminating intrastate and interstate long distance traffic. As a result, Frontier expects a significant portion of the combined company’s revenue will continue to be derived from access charges paid by these carriers for services that we will provide in originating and terminating this traffic. The amount of access charge revenues that we will receive for these services is regulated by the Federal Communications Commission (the “FCC”) and state regulatory agencies.

The FCC is considering proposals that may significantly change interstate, intrastate and local intercarrier compensation. On March 16, 2010, an FCC staff team issued a National Broadband Plan (the “National Broadband Plan”) that recommends reducing intrastate terminating switched access rates to interstate terminating switched access levels over a two to four year period beginning in 2012. The National Broadband Plan further recommends eliminating all per-minute intercarrier compensation charges by 2020. This plan must still be considered by the full FCC, which may adopt, reject or modify these proposals. The FCC also has an ongoing proceeding considering whether to make changes to its regulatory regime governing special access services, including whether to mandate lower rates, change standards for deregulation and pricing flexibility, or to require changes to other terms and conditions. When and how these proposed changes will be addressed are unknown and, accordingly, neither Frontier nor Spinco can predict the impact of future changes on our results of operations. However, future reductions in our access revenues will directly affect our profitability and cash flows as those regulatory revenues do not have substantial associated variable expenses.

Certain states also have open proceedings to address reform to access charges and other intercarrier compensation. Neither Frontier nor Spinco can predict when or how these matters will be decided or the effect on our subsidy or access revenues. In addition, Frontier has been approached by, and is currently involved in formal state proceedings with, various carriers seeking reductions in intrastate access rates in certain states. Certain of those claims have led to formal complaints to the applicable state regulatory agencies. A material reduction in the access revenues we will receive would adversely affect our financial results.

We will be reliant on support funds provided under federal and state laws.

A portion of Frontier’s revenues (approximately $113.3 million in the aggregate, or 5%, in 2009) and a portion of Verizon’s Separate Telephone Operations’ revenues (approximately $220 million in the aggregate, or 5%, in 2009) are derived from federal and state subsidies for rural and high cost support, commonly referred to as universal service fund subsidies, including the Federal High Cost Loop Fund, federal interstate access support, federal interstate common line support, federal local switching support fund, various state funds and surcharges billed to customers. The FCC and state regulatory agencies are currently considering a number of proposals for changing the manner in which eligibility for federal and state subsidies is determined as well as the amounts of such subsidies. The FCC issued an order on May 1, 2008, to cap the amounts that competitive eligible telecommunications carriers (“CETCs”) may receive from the high cost Federal Universal Service Fund (the “USF”). In 2009, a Federal court upheld the FCC’s order and the cap remains in place pending any future reform. In November 2008, the FCC issued a Further Notice of Proposed Rulemaking seeking comment on several different alternatives, some of which could significantly reduce the amount of federal high cost universal service support that we would receive. Neither Frontier nor Spinco can predict if or when the FCC will take additional actions or the effect of any such actions on our subsidy revenues. The National Broadband Plan, released on March 16, 2010, recommends transitioning all of the existing federal high cost subsidy programs, including the Federal High Cost Loop Fund, federal interstate access support, federal interstate common line support and the federal local switching support fund (not including surcharges billed to customers), into a new fund focusing on broadband infrastructure buildout in unserved areas. The National Broadband Plan further recommends that there would be only one subsidized provider of broadband per geographic area, and that eligibility criteria would be company and technology agnostic, so long as the service provided meets the specifications set by the FCC. There is no assurance that a carrier that receives support under the existing federal high cost subsidy programs would receive support under the new broadband fund. In addition, the National Broadband Plan proposes that the total federal universal service fund, including high cost support, low income support and support to schools and libraries, remain close to its current size in 2010 dollars.

Federal subsidies representing interstate access support, rural high cost loop support and local switching support represented approximately $69.1 million, or 3%, of Frontier’s revenues in 2009 and approximately $113 million, or 3%, of Verizon’s Separate Telephone Operations’ revenues in 2009. Frontier currently expects that as a result of both an increase in the national average cost per loop and a decrease in Frontier’s and the Spinco business’s cost structure, there will be a decrease in the subsidy revenues Frontier and the Spinco business will earn in 2010 through the Federal High Cost Loop Fund. The amount of federal interstate access support funds received may also decline as that fund is also subject to a national cap and the amounts allocated among carriers within that cap can vary from year to year. State subsidies represented approximately $8.7 million, or less than 1%, of Frontier’s revenues in 2009 and approximately $20 million, or less than 1%, of Verizon’s Separate Telephone Operations’ revenues in 2009. Approximately $35.5 million, or 2%, of Frontier’s 2009 revenues, and approximately $87 million, or 2%, of Verizon’s Separate Telephone Operations’ 2009 revenues, represent a surcharge to customers (local, long distance and interconnection) to recover universal service fund contribution fees which are remitted to the FCC and recorded as an expense in “other operating expenses.”

We and our industry will likely remain highly regulated, and we could incur substantial compliance costs that could constrain our ability to compete in our target markets.

As an ILEC, some of the services we offer are subject to significant regulation from federal, state and local authorities. This regulation could impact our ability to change our rates, especially on our basic voice services and our access rates, and could impose substantial compliance costs on us. Regulation could constrain our ability to compete and, in some jurisdictions, may restrict how we are able to expand our service offerings. In addition, changes to the regulations that govern our business (including any implementation of the National Broadband Plan) may have an adverse effect on our business by reducing the allowable fees that we may charge, imposing additional compliance costs, reducing the amount of our subsidies or otherwise changing the nature of our operations and the competition in our industry.

Pending FCC rulemakings and state regulatory proceedings, including those relating to intercarrier compensation, universal service and broadband services, could have a substantial adverse impact on our operations.

Risks related to technology

In the future, as competition intensifies within our markets, we may be unable to meet the technological needs or expectations of our customers, and may lose customers as a result.

The communications industry is subject to significant changes in technology. If we do not replace or upgrade technology and equipment, we may be unable to compete effectively because we will not be able to meet the needs or expectations of our customers. Replacing or upgrading the combined infrastructure could result in significant capital expenditures.

In addition, rapidly changing technology in the communications industry may influence our customers to consider other service providers. For example, we may be unable to retain customers who decide to replace their wireline telephone service with wireless telephone service. In addition, VOIP technology, which operates on broadband technology, now provides our competitors with a competitive alternative to provide voice services to our customers, and wireless broadband technologies may permit our competitors to offer broadband data services to our customers throughout most or all of our service areas.

Risks related to the spin-off and the merger

The spin-off and the merger are subject to certain conditions, including additional financing and the receipt of regulatory consents, and therefore the spin-off and the merger may not be consummated on the terms or timeline currently contemplated.

The consummation of the spin-off and the merger is subject to certain conditions, including (1) the availability of financing on terms that satisfy certain requirements (including with respect to pricing and maturity) and the receipt of net proceeds thereof that, taken together with the aggregate amount of the distribution date indebtedness, equals $3.333 billion, (2) the absence of conditions imposed in connection with obtaining governmental consents that would constitute a materially adverse regulatory condition, (3) the absence of any order by a court or governmental authority enjoining or prohibiting any of the transactions, (4) the absence of any action taken by any governmental authority in connection with the transactions that would reasonably be expected to have a material adverse effect on Verizon (assuming Verizon were comparable in size to the combined company) or the combined company, (5) the receipt of applicable regulatory consents, (6) the receipt of certain tax opinions, (7) the absence of a material adverse effect on Frontier, on Spinco or on the Spinco business, (8) receipt by Verizon and Frontier of a solvency opinion of a nationally recognized independent valuation firm and (9) other customary closing conditions. In addition, in connection with their process for approving the transactions, regulatory staffs in Ohio, Oregon and Washington are monitoring Verizon’s progress in segregating the operational support systems of the Spinco business (other than the portion conducted in West Virginia) from Verizon’s other businesses, and the parties are also awaiting approval of the transactions in West Virginia. Also, with respect to many of the Oregon local franchising authorities, the relevant orders state that the approval of the proposed transfer of control shall not take effect until such time as Frontier obtains a substantial portion of Verizon’s existing content rights from third-party content providers. A certification on the securing of such rights is due on March 31, 2010. Frontier has not yet obtained the required portion of the content rights and, if it does not do so by March 31, 2010, Frontier and Verizon could be required to re-submit their applications for approval by those local franchising authorities, in which case such authorities may decide not to grant their approvals, or it may take up to 120 days after required submissions before the approvals would become effective again, unless such authorities grant their approvals earlier. There can be no assurance that the remaining required regulatory approvals will be issued without the imposition of conditions that could adversely affect the combined company, or at all. In addition, the parties to the merger agreement have the right to terminate the merger agreement under certain circumstances. See “Summary – The transactions—The merger.” Neither Frontier nor Spinco can assure you that the spin-off and the merger will be consummated on the terms or timeline currently contemplated.

In order to satisfy the conditions to the consummation of the spin-off and the merger, Spinco will be required to raise a substantial amount of debt in addition to the notes as part of the special cash payment financing. See “Use of proceeds.” Pursuant to the merger agreement, the terms of the special cash payment financing are subject to certain requirements (including with respect to pricing and maturity). The terms of such additional financing may be less favorable to Frontier, as compared to the terms of the notes offered hereby, or as compared to the terms that have been assumed for purposes of calculating the pro forma financial information presented in this offering memorandum. Such additional financing may also be guaranteed by our subsidiaries or be secured, in which case the notes would be effectively subordinated to such additional financing. Spinco’s inability to obtain such additional financing on favorable terms, or at all, may prevent the completion of the merger. Such financing may also require the combined company to incur additional interest expense, which may make it more difficult to service the debt obligations of the combined company, including under the notes.

Frontier has and will continue to expend a significant amount of capital and management’s time and resources on the spin-off and the merger, and a failure to consummate the transactions as currently contemplated could have a material adverse effect on its business and results of operations. Moreover, any portion of the special cash payment financing that is raised prior to the closing of the spin-off and the merger (including the notes offered hereby) would obligate Frontier to incur interest expenses on such financing prior to the completion of the merger without yet having achieved any of the expected benefits from the merger, and the amount of such interest expense may be significant if the closing of the merger is delayed for a significant period of time.

For risks associated with the failure of the merger to be completed, see “—Risks related to the notes and this offering—In the event that the merger is not completed and the notes are subject to the special mandatory redemption, you will not realize the return on the notes that may otherwise have been obtained had the merger been completed.”

Regulatory agencies may delay approval of the spin-off and the merger, fail to approve them, or approve them in a manner that may diminish the anticipated benefits of the merger.

Completion of the spin-off and the merger is conditioned upon the receipt of certain government consents, approvals, orders and authorizations. While Frontier and Verizon have obtained certain governmental approvals, intend to pursue vigorously all remaining required governmental approvals and expect to obtain the necessary approvals by the end of the second quarter of 2010, the requirement to receive these approvals before the spin-off and merger could significantly delay the completion of the spin-off and merger. See “Business—Regulatory environment” for more information on the regulatory approvals for the transactions. Any delay in the completion of the spin-off and the merger could diminish the anticipated benefits of the spin-off and the merger or result in additional transaction costs, loss of revenues or other effects associated with uncertainty about the transactions. Any uncertainty over the ability of the companies to complete the spin-off and the merger could make it more difficult for Frontier to maintain or to pursue particular business strategies. In addition, until the spin-off and the merger are completed, the attention of Frontier management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on obtaining regulatory approvals.

Further, governmental agencies may decline to grant required approvals (or grant their approvals subject to certain pre-merger requirements that, if not met, may result in the withdrawal of such approvals). If any governmental agency declines to grant or withdraws any required approval that is a condition under the merger agreement to the spin-off and the merger, then the spin-off and the merger may not be consummated and Spinco may be required to redeem the notes offered hereby. In addition, conditions imposed by governmental agencies in connection with their approval of the spin-off and the merger (such as capital expenditure and operating requirements, including expansion of broadband availability, minimum capital investment commitments, price caps on certain residential and business products, product bundle offering requirements and cash management restrictions in the event certain minimum service quality standards have not been met over a defined period of time) may restrict our ability to modify the operations of our business in response to changing circumstances for a period of time after the closing of the merger or our ability to expend cash for other uses. In particular, regulators may require us to pre-fund commitments (such as by placing cash into escrow accounts) that may be made in connection with their approval of the spin-off and the merger, and we may need, or elect, to raise capital in order to finance or pre-fund these commitments.

Our efforts to combine Frontier’s business and the Spinco business may not be successful.

The acquisition of the Spinco business is the largest and most significant acquisition Frontier has undertaken. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of Frontier’s business and the Spinco business, which may decrease the time it will have to serve existing customers, attract new customers and develop new services or strategies. Frontier expects that the Spinco business will operate on an independent basis, separate from Verizon’s other businesses and operations, immediately prior to the closing of the merger (other than with respect to the portion operated in West Virginia, which is expected to be ready for integration into Frontier’s existing business at the closing of the merger) and will not require significant post-closing integration for us to continue the operations of the Spinco business immediately after the merger. However, the size and complexity of the Spinco business and the process of using Frontier’s existing common support functions and systems to manage the Spinco business after the merger, if not managed successfully by our management, may result in interruptions in our business activities, a decrease in the quality of our services, a deterioration in our employee and customer relationships, increased costs of integration and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, Frontier management will be required to devote a significant amount of time and attention before completion of the merger to the process of migrating the systems and processes supporting the operations of the Spinco business in West Virginia from systems owned and operated by Verizon to those owned and operated by Frontier. The size, complexity and timing of this migration, if not managed successfully by Frontier management, may result in interruptions of our business activities.

We may not realize the growth opportunities and cost synergies that are anticipated from the merger.

The benefits that Frontier expects to achieve as a result of the merger will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Frontier’s business and operations and the Spinco business and operations. Even if we are able to integrate the Frontier and Spinco businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies Frontier currently expects from this integration within the anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs. Moreover, we may incur substantial expenses in connection with the integration of Frontier’s business and the Spinco business. While Frontier anticipates that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. For example, our estimate of expected 2010 capital expenditures related to integration activities has recently increased from $75 million to $180 million, attributable in large part to costs to be incurred in connection with third party software licenses necessary to operate the Spinco business after the closing of the merger. Accordingly, the benefits from the merger may be offset by costs incurred or delays in integrating the companies.

If the assets contributed to Spinco by Verizon are insufficient to operate the Spinco business, it could adversely affect our business, financial condition and results of operations.

Pursuant to the distribution agreement, Verizon will contribute to Spinco defined assets and liabilities of its local exchange business and related landline activities in the Spinco territory, including Internet access and long distance services and broadband video provided to designated customers in the Spinco territory. The merger agreement provides that Verizon will segregate the Spinco business (other than the portion conducted in West Virginia) from Verizon’s other businesses, so that the Spinco business operates independently from Verizon’s other businesses, at least 60 days prior to the closing of the spin-off and merger. However, the contributed assets may not be sufficient to operate all aspects of the Spinco business, and we may need to use assets or resources from Frontier’s existing business or acquire additional assets in order to operate the Spinco business, which could adversely affect our business, financial condition and results of operations.

Pursuant to the distribution agreement, we have certain rights to cause Verizon to transfer to us any assets required to be contributed to Spinco under that agreement that were not contributed as required. If Verizon were to be unable or unwilling to transfer those assets to us, or if we and Verizon were to disagree about whether those assets were required to be contributed to Spinco under the distribution agreement, we might not be able to obtain those assets or similar assets from others without significant costs or at all.

Our business, financial condition and results of operations may be adversely affected following the merger if we are not able to obtain consents to assign certain Verizon contracts to Spinco.

Certain wholesale, large business, Internet service provider and other customer contracts that are required to be assigned to Spinco by Verizon require the consent of the customer party to the contract to effect this assignment. We and Verizon may be unable to obtain these consents on terms favorable to us or at all, which could have a material adverse impact on our business, financial condition and results of operations following the merger.

If the spin-off does not qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code (the “Code”), including as a result of subsequent acquisitions of stock of Verizon or Frontier, then Verizon or Verizon stockholders may be required to pay substantial U.S. federal income taxes, and Frontier may be obligated to indemnify Verizon for such taxes imposed on Verizon or Verizon stockholders as a result thereof.

The spin-off and merger are conditioned upon Verizon’s receipt of a private letter ruling from the Internal Revenue Service (the “IRS”) to the effect that the spin-off and certain related transactions will qualify as tax-free to Verizon, Spinco and the Verizon stockholders for U.S. federal income tax purposes (the “IRS ruling”). A private letter ruling from the IRS generally is binding on the IRS. The favorable IRS ruling has been received by Verizon. The IRS ruling does not rule that the spin-off satisfies every requirement for a tax-free spin-off, and the parties will rely solely on the opinion of counsel described below for comfort that such additional requirements are satisfied.

The spin-off and merger are also conditioned upon Verizon’s receipt of an opinion of Debevoise & Plimpton LLP (“Debevoise”), counsel to Verizon, to the effect that the spin-off and certain related transactions will qualify as tax-free to Verizon, Spinco and the stockholders of Verizon. The opinion will rely on the IRS ruling as to matters covered by it.

The IRS ruling is, and the opinion of counsel will be, based on, among other things, certain representations and assumptions as to factual matters made by Verizon, Spinco and Frontier. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the IRS ruling or the opinion of counsel. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the IRS ruling is based on current law, and cannot be relied upon if current law changes with retroactive effect.

The spin-off will be taxable to Verizon pursuant to Section 355(e) of the Code if there is a 50% or more change in ownership of either Verizon or Spinco, directly or indirectly, as part of a plan or series of related transactions that include the spin-off. Because Verizon stockholders will collectively own more than 50% of the Frontier common stock following the merger, the merger alone will not cause the spin-off to be taxable to Verizon under Section 355(e). However, Section 355(e) might apply if other acquisitions of stock of Verizon before or after the merger, or of Frontier after the merger, are considered to be part of a plan or series of related transactions that include the spin-off. If Section 355(e) applied, Verizon might recognize a very substantial amount of taxable gain.

Under a tax sharing agreement, in certain circumstances, and subject to certain limitations, Frontier is required to indemnify Verizon against taxes on the spin-off that arise as a result of actions or failures to act by Frontier, or as a result of changes in ownership of the stock of Frontier after the merger. See “—We will be unable to take certain actions after the merger because such actions could jeopardize the tax-free status of the spin-off or the merger, and such restrictions could be significant.” In some cases, however, Verizon might recognize gain on the spin-off without being entitled to an indemnification payment under the tax sharing agreement.

If the merger does not qualify as a tax-free reorganization under Section 368 of the Code, we may be required to pay substantial U.S. federal income taxes.

The obligations of Verizon and Frontier to complete the merger are conditioned, respectively, on Verizon’s receipt of an opinion of Debevoise and Frontier’s receipt of an opinion of Cravath, Swaine & Moore LLP, counsel to Frontier, in each case to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Code, and that no gain or loss will be recognized as a result of the merger by Spinco or by Spinco stockholders (except for cash in lieu of fractional shares). These opinions will be based upon, among other things, certain representations and assumptions as to factual matters made by Verizon, Spinco and Frontier. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the opinions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the merger was taxable, Spinco stockholders would recognize taxable gain or loss on their receipt of Frontier stock in the merger, and Spinco would be considered to have made a taxable sale of its assets to Frontier. If we are required to make a payment to Verizon under the tax sharing agreement, it may make it more difficult to service the debt obligations of the combined company, including under the notes.

We will be unable to take certain actions after the merger because such actions could jeopardize the tax-free status of the spin-off or the merger, and such restrictions could be significant.

The tax sharing agreement prohibits us from taking actions that could reasonably be expected to cause the spin-off to be taxable or to jeopardize the conclusions of the IRS ruling or opinions of counsel received by Verizon or Frontier. In particular, for two years after the spin-off, we may not:

•

enter into any agreement, understanding or arrangement or engage in any substantial negotiations with respect to any transaction involving the acquisition, issuance, repurchase or change of ownership of our capital stock, or options or other rights in respect of our capital stock, subject to certain exceptions relating to employee compensation arrangements, stock splits, open market stock repurchases and stockholder rights plans;

•

permit certain wholly owned subsidiaries owned by Spinco at the time of the spin-off to cease the active conduct of the Spinco business to the extent it was conducted immediately prior to the spin-off; or

•	voluntarily dissolve, liquidate, merge or consolidate with any other person, unless we survive and the transaction otherwise complies with the restrictions in the tax sharing agreement.

Nevertheless, we are permitted to take any of the actions described above if we obtain Verizon’s consent, or if we obtain a supplemental IRS private letter ruling (or an opinion of counsel that is reasonably acceptable to Verizon) to the effect that the action will not affect the tax-free status of the spin-off or the merger. However, the receipt of any such consent, opinion or ruling does not relieve us of any obligation we have to indemnify Verizon for an action we take that causes the spin-off to be taxable to Verizon.

Because of these restrictions, for two years after the merger, we may be limited in the amount of capital stock that we can issue to make acquisitions or to raise additional capital. Also, our indemnity obligation to Verizon may discourage, delay or prevent a third party from acquiring control of us during this two-year period in a transaction that holders of our securities might consider favorable.

Frontier does not currently control the Spinco business and will not control it until completion of the merger.

The Spinco business is currently controlled by Verizon, and Frontier will not obtain control until completion of the merger. Verizon’s interests in operating the Spinco business may be different from those of Frontier or the holders of notes, and Verizon may not operate the business during the period prior to the completion for the merger in the same way that Frontier would have if the merger had occurred prior to or concurrently with this offering.

The pendency of the merger could potentially adversely affect the business and operations of Frontier and the Spinco business.

In connection with the pending merger, some customers of each of Frontier and the Spinco business may delay or defer decisions or may end their relationships with the relevant company, which could negatively affect the revenues, earnings and cash flows of Frontier and the Spinco business, regardless of whether the merger is completed. Similarly, it is possible that current and prospective employees of Frontier and the Spinco business could experience uncertainty about their future roles with us following the merger, which could materially adversely affect the ability of each of Frontier and the Spinco business to attract and retain key personnel during the pendency of the merger.

Risks related to the notes and this offering

Frontier Communications Corporation is, and following the merger will remain, a holding company and, as a result, will rely on the receipt of funds from the combined company’s subsidiaries in order to meet its cash needs and service its indebtedness, including the notes. After the closing of the merger, the notes will be effectively subordinated to liabilities of the combined company’s subsidiaries.

After the completion of the merger, Frontier Communications Corporation, as the obligor under the notes, will remain a holding company and its principal assets will consist of the shares of capital stock or other equity instruments of the combined company’s subsidiaries. As a holding company without independent means of generating operating revenues, Frontier Communications Corporation will depend on dividends, distributions and other payments from the combined company’s subsidiaries to fund its obligations, including those arising under the notes, and meet its cash needs. Neither Frontier nor Spinco can assure you that the operating results of the combined company’s subsidiaries at any given time will be sufficient to make dividends, distributions or other payments to Frontier Communications Corporation in order to allow it to make payments on the notes. In addition, the payment of these dividends, distributions and other payments, as well as other transfers of assets between the combined company’s subsidiaries and from such subsidiaries to Frontier Communications Corporation, may be subject to legal, regulatory or contractual restrictions. Some state regulators have imposed and others are considering imposing on regulated companies, such as us, cash management practices that could limit the ability of such regulated companies to transfer cash between subsidiaries or to the parent company. While no state regulations materially affect Frontier’s cash management, any changes to the existing regulations or imposition of new regulations or restrictions may materially adversely affect the combined company’s ability to transfer cash within its consolidated companies.

You will not have any claim as a creditor against the combined company’s subsidiaries. As a holding company, Frontier Communications Corporation’s right to receive any assets of the combined company’s subsidiaries upon their bankruptcy, liquidation, dissolution, reorganization or similar proceeding, and therefore your right to participate in those assets, will be effectively subordinated to the claims of the creditors of those subsidiaries, including trade creditors. As of December 31, 2009, on a pro forma basis (and after giving effect to the repayment on February 15, 2010, of $200.0 million of indebtedness that otherwise would have constituted distribution date indebtedness), such subsidiary obligations would have totaled approximately $1,744.0 million, including approximately $481.6 million of indebtedness (including secured indebtedness of $20.6 million) and excluding deferred income tax liabilities and intercompany liabilities. The foregoing amounts of subsidiary and secured indebtedness do not give effect to any future special cash payment financings that may be guaranteed by our subsidiaries or be secured. Although the indenture governing the notes will limit the indebtedness that the combined company’s subsidiaries may incur, such subsidiaries will be able to incur a substantial amount of additional debt, including without limitation Acquired Indebtedness (as defined in the indenture). See “Description of notes—Covenants—Limitations on subsidiary indebtedness.” Moreover, the indenture governing the notes will provide that this covenant will no longer be applicable from and after the first date on which the notes are rated “investment grade.” Termination of this covenant would allow the combined company to engage in certain transactions that would not be permitted while this covenant was in effect even if the notes are subsequently downgraded below investment grade. See “Description of notes—Termination of certain covenants.”

There will be no cross-default or cross-acceleration provisions in the indenture governing the notes, which could affect our ability to satisfy our obligations under the notes.

Because the indenture governing the notes will not contain a cross-default or cross-acceleration provision, holders of the notes will not have the right to accelerate indebtedness represented by the notes should we default on our obligations arising under any of our other indebtedness. In addition, holders of the notes will not have the right to accelerate indebtedness represented by the notes in the event of a bankruptcy or similar event affecting any of our subsidiaries. If such events occur, other of our obligations may have to be satisfied first, and the holders of the notes will have no rights to participate in any distributions or payments. Consequently, we might not have sufficient funds or resources following such events to satisfy our obligations, including the obligations under the notes.

The notes are unsecured and will effectively be subordinated to any secured indebtedness.

The notes are unsecured and therefore will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding, the assets that serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before such assets may be used to satisfy our obligations under the notes. As of December 31, 2009, on a pro forma basis, we would have had approximately $20.6 million of secured indebtedness. The indenture governing the notes will permit us, subject to specified limitations, to incur a substantial amount of additional secured debt, including without limitation Acquired Indebtedness (as defined in the indenture). In particular, future special cash payment financings may be secured.

In the event that the merger is not completed and the notes are subject to the special mandatory redemption, you will not realize the return on the notes that may otherwise have been obtained had the merger been completed.

Concurrently with the closing of this offering, the proceeds of this offering, plus an amount in cash contributed by Frontier that equals the amount of interest that will accrue on the notes from the issue date to October 1, 2010, will be deposited in an escrow account. In the event that the merger agreement governing the merger is terminated or the spin-off and the merger are not completed on or before October 1, 2010, the notes of each series will be redeemed at a special mandatory redemption price equal to 100% of the issue price of that series of notes, plus accrued and unpaid interest on the principal amount of such series of notes to, but not including, the date of redemption, which date of redemption will in no event be later than October 1, 2010 (or the next business day if additional time is required for redemption). See “Description of notes—Special mandatory redemption; Escrow of proceeds.” The merger is subject to a number of conditions that have not yet been satisfied and may not be able to be satisfied, including, as described above, certain regulatory approvals, the receipt of a solvency opinion and the requirement to raise a substantial amount of additional debt financing. In addition, the parties to the merger agreement have the right to terminate the merger agreement under certain circumstances. In the event that the merger is not completed and the notes are redeemed, you may not obtain the return you expect to receive on the notes over your anticipated period of investment.

Until the closing of the transactions, Spinco will have limited assets.

Holders of the notes will not have any recourse to Verizon Communications Inc. or any of its subsidiaries, other than Spinco. Until the completion of the merger, the notes will be the obligation solely of Spinco. Spinco will have no or limited assets until shortly prior to the merger (except for its interest in the escrow account) and, as a result, the sole recourse of the holders prior to the merger will be to the funds deposited in the escrow account.

Between the time of the issuance of the notes and the consummation of the spin-off and the merger, the parties to the merger agreement, the distribution agreement or other spin-off and merger related transaction documents may agree to modify or waive the terms or conditions of such documents without noteholder consent.

Prior to the consummation of the spin-off and the merger, the parties to the merger agreement, the distribution agreement or related transaction documents may agree to amendments or waivers of the terms thereof. Although the escrow agreement provides as a condition to the release of the escrowed funds that Spinco and Frontier certify that the spin-off and the merger are to be consummated substantially as described in the final offering memorandum, that requirement will not preclude the transaction parties from making certain changes to the terms of the transactions or from waiving certain conditions to the transactions. In addition, the certification will be provided by Spinco and Frontier and will not be made in consultation with the trustee, the escrow agent, the initial purchasers or holders of the notes.

The agreements governing our debt, including the notes and our credit facilities, will contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.

The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur indebtedness at our subsidiaries;
•	create liens securing indebtedness; and
•	merge or consolidate with other companies.

In addition, our credit facilities require us to comply with specified covenants, including financial ratios. Any future indebtedness may also require us to comply with similar covenants. These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with any of the covenants in Spinco, Frontier or our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

If an active trading market does not develop for the notes, you may be unable to sell the notes or to sell them at a price you deem sufficient.

The notes are new issues of securities for which there is currently no public trading market. Neither Spinco nor Frontier intends to list the notes on any national securities exchange or automated quotation system. In addition, the liquidity of any trading market for the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects of communications companies generally. Neither Spinco nor Frontier can give you any assurance as to:

•	the liquidity of any trading market that may develop;
•	the ability of holders to sell their notes; or
•	the price at which holders would be able to sell their notes.

Even if a trading market develops, the notes may trade at higher or lower prices than the principal amount or purchase price depending on many factors, including:

•	prevailing interest rates;
•	the number of holders of the notes;
•	the interest of securities dealers in making a market for such notes;
•	the market for similar notes; and
•	the financial performance of the combined company, Spinco or Frontier.

In addition, Frontier and Spinco understand that the initial purchasers currently intend to make a market in the notes. However, they are not obligated to do so and may discontinue making a market in the notes at any time without notice. As a result, neither Frontier nor Spinco can assure you that an active trading market will develop for the notes. If no active trading market develops, the price at which you may be able to sell notes, if at all, may be less than the price you pay for them.

Pursuant to the registration rights agreement, following the merger, Frontier will be required to file an exchange offer registration statement with the SEC with respect to an offer to exchange the notes or to cause to become effective a shelf registration statement providing for the resale of the notes. However, we cannot assure you that an active trading market will develop for the exchange notes or that Frontier will be successful in having any such registration statement declared effective by the SEC.

We may not have sufficient funds to repurchase the notes upon a change of control, and certain strategic transactions may not constitute a change of control.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control following the merger and a ratings decline (as defined herein) at a purchase price equal to 101% of the respective principal amount of the notes plus accrued interest to the date of the purchase. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes and will be required to obtain third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. In addition, the occurrence of certain change of control events may constitute an event of default under the terms of our credit facilities. Such an event of default would entitle the lenders under such credit facilities to, among other things, cause all outstanding debt thereunder to become due and payable.

Frontier continuously evaluates strategic transactions and we will continue to do so as the combined company and we may in the future enter into strategic transactions. Any such transaction could happen at any time, could be material to our business and could take any number of forms, including, for example, an acquisition, merger or a sale of all or substantially all of our assets.

Other than the spin-off and the merger, Frontier and Spinco currently have no agreement or understanding regarding, and are not in active negotiations with respect to, any material strategic transaction, although as part of Frontier’s strategy and if and to the extent permitted under the merger agreement and the tax sharing agreement, Frontier expects to continue to evaluate and may enter into material strategic transactions in the future. Further, subject to limitations in the indenture governing the notes and the tax sharing agreement entered into in connection with the spin-off and the merger, we could, in the future, enter into certain transactions, including acquisitions, refinancings, other recapitalizations and material strategic transactions, that would not result in a change of control or a change of control triggering event within the meaning of the indenture and would not otherwise be prohibited by the covenants and provisions of the indenture. Such transactions could significantly increase the amount of our indebtedness outstanding at such time (including secured debt or subsidiary debt that would be effectively senior to the notes) or otherwise affect our capital structure or credit ratings.

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The notes may be issued with original issue discount for U.S. federal income tax purposes. Consequently, in addition to the stated interest on the notes, U.S. Holders (as defined in “Certain United States federal income tax considerations”) may be required to include amounts representing the original issue discount in gross income on a constant yield basis in advance of the receipt of the cash payments to which such income is attributable. See “Certain United States federal income tax considerations.”